UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

INNERWORKINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52170 (Commission File Number)	20-5997364 (I.R.S. Employer Identification No.)
	600 West Chicago Avenue Suite 850 Chicago, Illinois (Address of principal executive offices)	60610 (Zip Code)

(312) 642-3700 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                On January 22, 2008, the Board of Directors (the “Board”) of InnerWorkings, Inc. (“InnerWorkings”) approved amendments (the “Amendments”) to the employment agreements for each of Eric D. Belcher, InnerWorkings’ Chief Operating Officer, and Nicholas J. Galassi, its Chief Financial Officer. Under the Amendments, Messrs. Belcher’s and Galassi’s annual base salaries were increased from $300,000 to $425,000 and from $250,000 to $335,000, respectively, effective January 1, 2008, and the term of each employment agreement was extended until January 2, 2012. The Amendments also provide that the restricted stock and stock options granted to Messrs. Belcher and Galassi on January 22, 2008 (described below) will (i) immediately vest for an additional twenty-four (24) months following a termination of the executive’s employment, either by InnerWorkings other than for cause or by the executive for good reason, and (ii) vest in their entirety upon a termination of the executive’s employment, either by InnerWorkings other than for cause or by the executive for good reason, in connection with a change in control of InnerWorkings. Mr. Belcher’s Amendment also clarifies that the accelerated vesting described in clause (i) of the preceding sentence also applies to his currently outstanding unvested options. The foregoing summary of the Amendments is qualified in its entirety by reference to the full text of the Amendments which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein. The Board also approved target bonus amounts for 2008 equal to 30% of the annual base salary for each of Messrs. Belcher and Galassi, subject to InnerWorkings’ achievement of certain performance objectives in 2008 to be approved by the Compensation Committee of the Board. On January 22, 2008, the Board also approved an increase in the annual base salary of InnerWorkings’ Chief Executive Officer, Steven E. Zuccarini, from $450,000 to $550,000 effective January 1, 2008. The Board also approved a target bonus amount for 2008 for Mr. Zuccarini equal to 50% of his base salary, subject to InnerWorkings’ achievement of certain performance objectives in 2008 to be approved by the Compensation Committee of the Board.

                On January 22, 2008, the Board also approved the grant of 69,638 and 55,710 restricted shares of common stock of Innerworkings to Messrs. Belcher and Galassi, respectively. In addition, on the same date Mr. Belcher received an option to purchase 161,031 shares of common stock and Mr. Galassi received an option to purchase 128,824 shares of common stock. On January 22, 2008, the Board also approved the grant of 10,446 restricted shares of common stock to Kevin Harrell, Executive Vice President of Sales (together with the grants of restricted shares to Messrs. Belcher and Galassi, the “Restricted Stock Awards”) and the grant to Mr. Harrell of an option to purchase 24,155 shares of common stock. The Restricted Stock Awards vest in four equal annual installments beginning on January 2, 2009 (subject to the accelerated vesting described above for Messrs. Belcher and Galassi) as long as the executive remains employed by InnerWorkings. The stock options have an exercise price of $14.36 per share, vest in four equal annual installments beginning on January 2, 2009 (subject to the accelerated vesting described above for Messrs. Belcher and Galassi), have a term of ten years and are otherwise subject to the terms of the standard stock option agreement under the InnerWorkings, Inc. 2006 Stock Incentive Plan previously disclosed by InnerWorkings.  Additional terms of the Restricted Stock Awards are set forth in the form of restricted stock award agreement attached hereto as Exhibit 10.3 and incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits

 (d)         Exhibits:

Exhibit No.	Description

10.1	Amendment to Employment Agreement between Eric D. Belcher and InnerWorkings, Inc. effective as of January 1, 2008

10.2	Amendment to Employment Agreement between Nicholas J. Galassi and InnerWorkings, Inc. effective as of January 1, 2008

10.3	Form of InnerWorkings, Inc. Restricted Stock Award Agreement under InnerWorkings, Inc. 2006 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNERWORKINGS, INC.

Dated: January 28, 2008	By:	/s/ Steven E. Zuccarini
	Name:	Steven E. Zuccarini
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment to Employment Agreement between Eric D. Belcher and InnerWorkings, Inc. effective as of January 1, 2008

10.2	Amendment to Employment Agreement between Nicholas J. Galassi and InnerWorkings, Inc. effective as of January 1, 2008

10.3	Form of InnerWorkings, Inc. Restricted Stock Award Agreement under InnerWorkings, Inc. 2006 Stock Incentive Plan